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                                                                     EXHIBIT 3.1

                                 COMPOSIT COPY

                           ARTICLES OF INCORPORATION

                                      OF

                            PIONEER BANCORPORATION

     The undersigned individual, acting as incorporator of a corporation under the Nevada Revised Statutes, does hereby adopt the following Articles of Incorporation for such corporation:

                                    I.  NAME
                                        ----

     The name of the corporation is PIONEER BANCORPORATION.


                 II.  RESIDENT AGENT AND ADDRESS
                      --------------------------
     The address of the corporation's initial resident agent and the agent's street address where process may be served upon the corporation are:

          Name                                  Address
          ----                                  -------
     Shelle K. Grim-Brooks                   10 State Street
                                             Reno, Nevada 89501


                    III.  PURPOSE OR PURPOSES
                          -------------------
     The corporation is formed for the purpose of any activity within the purposes for which corporations may be organized under the Nevada Revised Statutes.

                                 IV.  DURATION
                                      --------
     The duration of the corporation shall be perpetual.

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                               V.  CAPITALIZATION
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     5.1   Authorized Shares.  The aggregate number of shares which the
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corporation shall have authority to issue is 15,000,000 shares of a single class of common stock.  The par value of each share shall be $0.01.

     5.2   Preemptive Rights.    Shareholders shall not have the preemptive
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right to acquire preemptive right to acquire unissued or treasury stock of the corporation or securities convertible into shares or carrying stock purchase warrants or privileges.

     5.3  Cumulative Voting. Cumulative voting shall not be used in the election
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of directors.

     5.4  Transfer Restrictions.  The corporation shall have the right by
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appropriate action to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions, or notice thereof, shall be set forth upon the face or the back of the certificate representing such shares of common stock.

                  VI.  GOVERNING BOARD
                       ---------------

     6.1   Directors.    Members of the governing board of the corporation shall
be styled Directors. The number of Directors shall be not less than five (5) and no more than fifteen (15) as fixed by the corporation's bylaws. The names and addresses of the initial Directors to serve until their successors are elected and qualified are:

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     Name                         Address
     ----                         -------
     Thomas E. Bahan              10 State Street
                                  Reno, Nevada 89501

     Donald A. Bernard            10 State Street
                                  Reno, Nevada 89501

     Robert T. Bigelow            10 State Street
                                  Reno, Nevada 89501

     Louis J. Capurro             10 State Street
                                  Reno, Nevada 89501

     Luther Mack, Jr.             10 State Street
                                  Reno, Nevada 89501

     William E. Martin            10 State Street
                                  Reno, Nevada 89501

     Howard Wells, Jr.            10 State Street
                                  Reno, Nevada 89501

     Donald L. Wilkerson          10 State Street
                                  Reno, Nevada 89501

     Terrence L. Wright           10 State Street
                                  Reno, Nevada 89501

     John E. Yoxen                10 State Street
                                  Reno, Nevada 89501


     6.2  Removal of Directors.  Any Director may be removed from office by the
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affirmative vote of seventy-five percent (75%) of the stockholders entitled to vote.

                  VII.  ANTI-TAKEOVER PROVISIONS
                        ------------------------

     7.1 No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock. This Article 7.1 may not be amended unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock.

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     7.2  The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

            7.2.1 Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

            7.2.2 Whether a more favorable price could be obtained for the corporation's securities in the future;

            7.2.3 The impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

            7.2.4 The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation stock;

            7.2.5 The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

            7.2.6 Any antitrust or other legal and regulatory issues that are raised by the offer.

      7.3

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            If the Board of Directors determines that an offer described in
            Article 7.2 should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to,any or all of the following: Advising shareholders not to accept the offer, litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an anti-trust or other regulatory problem for the offeror; soliciting a more favorable offer from another individual or entity.

                         VIII.  LIMITATION OF LIABILITY
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No Director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of fiduciary duty as a Director or officer involving any act or omission of any such Director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article VIII shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director or officer of the corporation for acts or omissions prior to such repeal or modification.

                        IX.   INCORPORATOR
                              ------------
     The name and address of the incorporator signing these Articles of Incorporation is:

     Name                  Address
     ----                  -------

     William E. Martin     10 State Street
                           Reno, Nevada 89501

As filed June 2, 1993, and amended April 16, 1996 and March 24, 1999.

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